Filed Pursuant to Rule 433

Registration No. 333-135136

Free Writing Prospectus Dated April 15, 2008

Final Term Sheet

XTO Energy Inc.

$400,000,000 4.625% Senior Notes due 2013

$800,000,000 5.500% Senior Notes due 2018

$800,000,000 6.375% Senior Notes due 2038

Trade Date:	April 15, 2008

Settlement Date:	April 18, 2008

Legal Format:	SEC Registered

Ratings:	Baa2 / BBB

Security Type:	$400,000,000 4.625% Senior Notes due 2013
$800,000,000 5.500% Senior Notes due 2018
$800,000,000 6.375% Senior Notes due 2038

Maturity:	June 15, 2013 for the 2013 Notes
June 15, 2018 for the 2018 Notes
June 15, 2038 for the 2038 Notes

Interest Rate:	4.625% per annum in the case of the 2013 Notes
5.500% per annum in the case of the 2018 Notes
6.375% per annum in the case of the 2038 Notes

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2008 for each series of the Notes.

Spread to Benchmark Treasury:	1.97% in the case of the 2013 Notes
1.97% in the case of the 2018 Notes
1.97% in the case of the 2038 Notes

Benchmark Treasury and Yield:	2.50% TSY due March 2013: 2.681% in the case of the 2013 Notes
3.50% TSY due February 2018: 3.591% in the case of the 2018 Notes
5.00% TSY due May 2037: 4.416% in the case of the 2038 Notes

Yield to Maturity:	4.651% in the case of the 2013 Notes
5.561% in the case of the 2018 Notes
6.386% in the case of the 2038 Notes

Public Offering Price:	99.888% of the principal amount in the case of the 2013 Notes
99.539% of the principal amount in the case of the 2018 Notes
99.864% of the principal amount in the case of the 2038 Notes

Gross Proceeds to Issuer:	$399,552,000 in the case of the 2013 Notes
$796,312,000 in the case of the 2018 Notes
$798,912,000 in the case of the 2038 Notes

Net Proceeds to Issuer (Before Expenses):
$397,152,000 in the case of the 2013 Notes
$791,112,000 in the case of the 2018 Notes
$791,912,000 in the case of the 2038 Notes

Optional Redemption:

Redeemable at any time at an amount equal to the principal

amount plus a make-whole premium, using a discount rate of

Treasury plus 0.30% in the case of the 2013 Notes, 0.30% in the case of the 2018 notes, and 0.30% in the case of the 2038 Notes

CUSIP:	98385X AN6, in the case of the 2013 Notes
98385X AP1, in the case of the 2018 Notes
98385X AQ9, in the case of the 2038 Notes

Joint Bookrunning Managers:
Lehman Brothers Inc.
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co- Managers:
Banc of America Securities LLC
Barclays Capital Inc.
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Jefferies & Company, Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Greenwich Capital Markets, Inc.
SunTrust Robinson Humphrey, Inc.
UBS Securities LLC
Wachovia Capital Markets, LLC
BBVA Securities, Inc.
BMO Capital Markets Corp.
BNY Capital Markets, Inc.
Comerica Securities, Inc.
Fortis Securities LLC
Lazard Capital Markets LLC
Natixis Bleichroeder Inc.
Piper Jaffray & Co.
Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408.